Exhibit 20

Exhibit 20  Press release issued February 14  2012

For Immediate Release	February 14, 2012

BOWL AMERICA REPORTS SECOND QUARTER EARNINGS

Bowl America Inc. today reported fiscal year 2012 second quarter earnings were $.07 per share and first-half earnings to $.02 per share, compared to $.06 and $.02 per share, respectively, for the comparable prior year quarter and six-month periods.  The current second quarter included the holiday week between Christmas and New Year’s Day which typically increases traffic.  The holiday week fell in the third quarter last year.

The Company doubled its expenditures for capital equipment in the six month period this year versus the prior year comparable period.

Tomorrow the Company will pay a regular third quarter dividend of $.16 per share.

Bowl America operates 19 bowling centers and its Class A Common Stock trades on the NYSE Amex Exchange with the symbol BWLA.  A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing, available at the Company’s web site www.bowlamericainc.com.

BOWL AMERICA INCORPORATED
Results of Operations
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	January 1,	December 26,	January 1,	December 26,
	2012	2010	2012	2010
Revenues
Bowling and other	$4,503,640	$4,553,314	$8,401,703	$8,560,644
Food, beverage & merchandise sales	1,926,499	1,926,558	3,524,037	3,569,207
	6,430,139	6,479,872	11,925,740	12,129,851

Operating expenses excluding depreciation and amortization	5,592,063	5,787,715	11,205,677	11,466,248

Depreciation and amortization	398,634	432,051	822,401	868,473

Interest & dividend income	145,595	185,904	264,032	330,811

Earnings before taxes	585,037	446,010	161,694	125,941

Net Earnings	$380,267	$285,410	$105,094	$80,541

Comprehensive earnings (loss)	$509,086	$372,168	$(10,592)	$456,786

Weighted average shares outstanding	5,151,471	5,146,971	5,151,471	5,146,971

EARNINGS PER SHARE	.07	.06	.02	.02

SUMMARY OF FINANCIAL POSITION
(unaudited)
Dollars in Thousands

	01/01/12	12/26/10
ASSETS

Total current assets including cash and short-term investments of $7,232 & $9,188	$8,603	$11,153
Property and investments	31,361	30,597
TOTAL ASSETS	$39,964	$41,750

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$3,847	$4,163
Other liabilities	2,475	2,348
Stockholders' equity	33,642	35,239
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$39,964	$41,750